Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Ameresco, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Class A Common Stock $0.0001 par value	Other	3,200,000	$19.24	$61,568,000	$0.0001381	$8,502.54
			Total Offering Amounts		$61,568,000		$8,502.54
			Total Fee Offsets				N/A
			Net Fee Due				$8,502.54
(1)    This Registration Statement covers Class A common shares (“Shares”), par value $0.0001 per share, of Ameresco, Inc. (the “Registrant”) issuable under the Ameresco, Inc. 2020 Stock Incentive Plan, as amended (the “Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), together with an indeterminate number of Shares that may be necessary to adjust the number of Shares issuable pursuant to the Plan as a result of stock splits, dividends or similar adjustments of the outstanding Shares of the Registrant.

(2)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on July 29, 2026